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                                                                  Exhibit 99.14


                            REX D. HEMME, FSA, MAAA
                          Vice President and Actuary
                           Life Product Development


October _____, 1999

Securities and Exchange Commission
450 Fifth Street, N W
Washington, D.C.   20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain Variable Universal Life II insurance policy (the "Policy") that will be offered and sold by American National Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimate of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,


Rex D. Hemme, FSA, MAAA
Vice President and Actuary Life Product Development



                              American National Insurance Company
                              One Moody Plaza
                              Galveston, Texas 77550
                              (409) 766-6627
                              (409) 766-6933 Fax